Exhibit 24.2

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, a Director of Evergy, Inc., a Missouri corporation, does hereby constitute and appoint Terry Bassham, Heather A. Humphrey or Anthony D. Somma, his true and lawful attorney and agent, with full power and authority to execute in the name and on behalf of the undersigned as such director a Registration Statement on Form S-8, and any and all amendments thereto, hereby granting unto such attorney and agent full power of substitution and revocation in the premises; and hereby ratifying and confirming all that such attorney and agent may do or cause to be done by virtue of these presents.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 18th day of December 2019.

/s/ John Arthur Stall
John Arthur Stall